Exhibit 3.1

BYLAWS

OF

NATIONWIDE HEALTH PROPERTIES, INC.

AMENDED AND RESTATED EFFECTIVE AS OF

JANUARY 30, 2007

ARTICLE I

OFFICES

Section 1. Principal Office. The principal office of the corporation in the state of Maryland shall be located at such place as the Board of Directors may designate.

Section 2. Other Offices. The corporation may establish such other offices, within or without the State of Maryland, at such place or places as the Board of Directors from time to time may designate, or which the business of the corporation may require.

ARTICLE II

STOCKHOLDERS

Section 1. Annual Meetings. Annual meetings of stockholders for the election of Directors and for such other business as may be stated in the notice of the meeting, shall be held on a date and at a time designated by the Board of Directors at such place, within or without the State of Maryland, as the Board of Directors by resolution shall determine, and as set forth in the notice of the meeting.

If the date of the annual meeting shall fall on a legal holiday of the state in which the meeting is to be held, the meeting shall be held on the next succeeding business day.

Section 2. Special Meetings. Special meetings of the stockholders, for any purpose or purposes, may be called by the Chairman of the Board of Directors (herein called the “Chairman”), the Chief Executive Officer, the President, by a majority of the Board of Directors or by a majority of the Independent Directors. Such meetings may be held at such time and place, within or without the State of Maryland, as shall be stated in the notice of the meeting. The call of a special meeting shall state the nature of the business to be transacted and no other business shall be considered at the meeting.

Section 3. Notice of Meetings. Not less than ten nor more than 90 days before each meeting of stockholders, the secretary shall give to each stockholder entitled to vote at such meeting and to each stockholder not entitled to vote who is entitled to notice of the meeting written or printed notice stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by any statute, the purpose for which the meeting is called, either by mail, by presenting it to such stockholder personally, by leaving it at the stockholder’s residence or usual place of business or by any other means permitted by Maryland law. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the stockholder at the stockholder’s address as it appears on the records of the corporation, with postage thereon prepaid.

Subject to Section 8(a) of this Article II, any business of the corporation may be transacted at an annual meeting of stockholders without being specifically designated in the notice, except such business as is required by any statute to be stated in such notice. No business shall be transacted at a special meeting of stockholders except as specifically designated in the notice.

Section 4. Voting. A plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a Director. Each share may be voted for as many individuals as there are Directors to be elected and for whose election the share is entitled to be voted. A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by the charter of the corporation. The vote for Directors, and, upon the demand of any stockholder, the vote upon any question before the meeting, shall be by ballot.

Each stockholder entitled to vote, unless otherwise provided by statute or the corporation’s Amended and Restated Articles of Incorporation, as from time to time amended and supplemented (herein called the “Charter”), shall be entitled to one vote, in person or by proxy, for each share of stock entitled to vote held by such stockholder, but no proxy shall be voted after eleven (11) months from its date unless such proxy provides for a longer period.

Section 5. Quorum. Any number of stockholders together holding a majority of the stock issued and outstanding and entitled to vote thereat, who shall be present in person or represented by proxy at any meeting duly called, shall constitute a quorum for the transaction of business. If, at any meeting, less than a quorum shall be present or represented, the chairman of the meeting shall have the power to adjourn the meeting from time to time, to a date not more than 120 days after the original record date, without notice other than announcement at the meeting. At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally noticed.

Section 6. Action Without Meeting. Except for the election of Directors, any action to be taken by the stockholders may be taken without a meeting, if,

prior to such action, all stockholders entitled to vote thereon shall consent in writing to such action being taken, and such consent shall be treated for all purposes as a vote at a meeting.

Section 7. Organization and Conduct. Every meeting of stockholders shall be conducted by the Chairman or, in his or her absence or in the case of a vacancy in the office, an individual appointed by the Board of Directors to be chairman of the meeting or, in the absence of such appointment, by one of the following officers present at the meeting: the Chief Executive Officer, the President, the Vice Presidents in their order of rank and seniority, or, in the absence of such officers, a chairman chosen by the stockholders by the vote of a majority of the votes cast by stockholders present in person or by proxy. The Secretary, or, in the Secretary’s absence, an Assistant Secretary, or in the absence of both the Secretary and Assistant Secretaries, a person appointed by the Board of Directors or, in the absence of such appointment, a person appointed by the chairman of the meeting shall act as secretary. In the event that the Secretary presides at a meeting of the stockholders, an Assistant secretary, or in the absence of Assistant Secretaries, an individual appointed by the board of Directors or the chairman of the meeting, shall record the minutes of the meeting. The order of business and all other matters of procedure at any meeting of stockholders shall be determined by the chairman of the meeting. The chairman of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of such chairman, are appropriate for the proper conduct of the meeting, including, without limitation, (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance at the meeting to stockholders of record of the corporation, their duly authorized proxies and other such individuals as the chairman of the meeting may determine; (c) limiting participation at the meeting on any matter to stockholders of record of the corporation entitled to vote on such matter, their duly authorized proxies and other such individuals as the chairman of the meeting may determine; (d) limiting the time allotted to questions or comments by participants; (e) determining when the polls should be opened and closed; (f) maintaining order and security at the meeting; (g) removing any stockholder or any other individual who refuses to comply with meeting procedures, rules or guidelines as set forth by the chairman of the meeting; and (h) concluding a meeting or recessing or adjourning the meeting to a later date and time and at a place announced at the meeting. Unless otherwise determined by the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 8. Advance Notice of Stockholder Nominees for Director and Other Stockholder Proposals.

(a) Annual Meetings of Stockholders. (1) Nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the corporation’s notice of meeting, (ii) by or at the direction of the Board of Directors, or (iii) by any stockholder of the corporation who was a stockholder of record both at the time of giving of notice by the stockholder as provided for in this Section 8(a) and at the time of the annual meeting, who is entitled to vote at the meeting and who has complied with this Section 8(a).

(2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of paragraph (a)(1) of this Section 8, the stockholder must have given timely notice thereof in writing to the Secretary of the corporation and such other business must otherwise be a proper matter for action by the stockholders. To be timely, a stockholder’s notice shall set forth all information required under this Section 8 and shall be delivered to the Secretary at the principal executive office of the corporation not earlier than the 150th day nor later than 5:00 p.m., Pacific Time, on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of the annual meeting and not later than 5:00 p.m., Pacific Time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The public announcement of a postponement or adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth (i) as to each individual whom the stockholder proposes to nominate for election or reelection as a director, (A) the name, age, business address and residence address of such individual, (B) the class, series and number of any shares of stock of the corporation that are beneficially owned by such individual, (C) the date such shares were acquired and the investment intent of such acquisition, and (D) all other information relating to such individual that is required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules thereunder (including such individual’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); (ii) as to any other business that the stockholder proposes to bring before the meeting, a description of such business, the reasons for proposing such business at the meeting and any material interest in such business of such stockholder and any Stockholder Associated Person (as defined below), individually or in the aggregate, including any anticipated benefit to the stockholder and the Stockholder Associated Person therefrom; (iii) as to the stockholder giving the notice and any Stockholder Associated Person, the class, series and number of all shares of stock of the corporation which are owned by such stockholder and by such Stockholder Associated Person, if any, and the nominee holder for, and number of shares owned beneficially but not of record by such stockholder and by any such Stockholder Associated Person; (iv) as to the stockholder giving the notice and any Stockholder Associated Person covered by clauses (ii) or (iii) of this paragraph (2) of this Section 8(a), the name and address of such stockholder, as they appear on the corporation’s stock ledger and current name and address, if different, and of such Stockholder Associated Person; and (v) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a Director or the proposal of other business on the date of such stockholder’s notice.

(3) Notwithstanding anything in this subsection (a) of this Section 8 to the contrary, in the event the Board of Directors increases or decreases the maximum or minimum number of Directors in accordance with Article III, Section 1 of these Bylaws, and there is no public announcement of such action at least 130 days prior to the first anniversary of the date of mailing of the notice of the preceding year’s annual meeting, a stockholder’s notice required by this Section 8(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increases, if it shall be delivered to the Secretary at the principal executive office of the corporation not later than 5:00 p.m., Pacific Time, on the tenth day following the day on which such public announcement is first made by the corporation.

(4) For purposes of this Section 8, “Stockholder Associated Person” of any stockholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the corporation owned of record or beneficially by such stockholder, and (iii) any person controlling, controlled by or under common control with such Stockholder Associated Person.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the corporation’s notice of meeting. Nominations of individuals for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) pursuant to the corporation’s notice of meeting, (ii) by or at the direction of the Board of Directors, or (iii) provided that the Board of Directors has determined that directors shall be elected at such special meeting, by any stockholder of the corporation who is a stockholder of record both at the time of giving of notice provided for in this Section 8 and at the time of the special meeting, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 8. In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more individuals to the Board of Directors, any such stockholder may nominate an individual or individuals (as the case may be) for election as a Director as specified in the corporation’s notice of meeting, if the stockholder’s notice required by paragraph (2) of this Section 8(a) shall be delivered to the Secretary at the principal executive office of the corporation not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Pacific Time, on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The public announcement of a postponement or adjournment of a special meeting shall not commence a new time period for the giving of a stockholder’s notice as described above.

(c) General. (1) Upon written request by the Secretary or the Board of Directors or any committee thereof, any stockholder proposing a nominee for election as a Director or any proposal for other business at a meeting of stockholders shall provide, within five Business Days of delivery of such request (or such other period as may be specified in such request), written verification, satisfactory, in the discretion of the Board of Directors or any committee thereof or any authorized officer of the corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Section 8. If a stockholder fails to provide such written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with this Section 8.

(2) Only such individuals who are nominated in accordance with this Section 8 shall be eligible for election by stockholders as Directors, and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with this Section 8. The chairman of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with this Section 8.

(3) For purposes of this Section 8, (a) the “date of mailing of the notice” shall mean the date of the proxy statement for the solicitation of proxies for election of Directors and (b) “public announcement” shall mean disclosure (i) in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PE Newswire or comparable news service, or (ii) in a document publicly filed by the corporation with, or furnished by the corporation to, the Securities and Exchange commission pursuant to the Exchange Act.

(4) Notwithstanding the foregoing provisions of this Section 8, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 8. Nothing in this Section 8 shall be deemed to affect any right of a stockholder to request inclusion of a proposal in, nor the right of the corporation to omit a proposal from, the corporation’s proxy statement pursuant to rule 14a-8 (or any successor provision) under the Exchange Act.

(5) The provisions of this Section 8 shall be effective for all meetings of stockholders occurring after the 2007 annual meeting of stockholders.

ARTICLE III

DIRECTORS

Section 1. Number and Term. The number of Directors shall be fixed from time to time by the Board of Directors pursuant to the corporation’s election to be subject to Section 3-804(b) of the Maryland General Corporation Law.

The Board of Directors of the corporation shall be classified into three groups. Each group of Directors shall be elected for successive terms ending at the annual meeting of stockholders the third year after election, and such Directors shall serve until their successors shall be elected and shall have qualified. To the extent deemed practicable by the Board of Directors, each group shall have the same number of Directors.

Directors need not be stockholders.

Section 2. Independent Directors. At least a majority of the entire Board of Directors shall be Independent Directors. An Independent Director shall mean a Director who is not, directly or indirectly, an Affiliate of the Advisor of the corporation. An Affiliate of the Advisor shall mean a person who: (a) is an officer or director or employee of the Advisor; (b) beneficially owns 5% or more of any class of equity securities of the Advisor because of the power to vote, sell, or exercise a right to acquire such securities; (c) is an officer, director or employee of, or beneficially owns 5% or more of any class of equity securities of, an entity that controls, is controlled by or is under common control with the Advisor; or (d) has a member of his or her immediate family who has one of the foregoing relationships with the Advisor.

Section 3. Quorum. A majority of the Directors shall constitute a quorum for the transaction of business. If, at any meeting of the Board, there shall be less than a quorum present, a majority of those present may adjourn the meeting, from time to time, until a quorum is obtained, and no further notice thereof need be given other than by announcement at said meeting which shall be so adjourned.

Section 4. First Meeting. The newly elected Directors may hold their first meeting for the purpose of organization and the transaction of business, if a quorum is present, immediately after and at the same place as the annual meeting of stockholders or the time and place of such meeting may be fixed by written consent of the entire Board.

Section 5. Election of Officers. At the first meeting, or at any subsequent meeting called for that purpose, the Directors shall elect the officers of the corporation, as more specifically set forth in Article V of these Bylaws. Such officers shall hold office until the next annual election of officers, or until their successors are elected and shall have qualified.

Section 6. Regular Meetings. Regular meetings of the Board of Directors shall be held, without notice, at such places and times as shall be determined, from time to time, by resolution of the Board of Directors.

Section 7. Special Meetings, Notice. Special meetings of the Board of Directors may be called by the Chairman, the Chief Executive Officer, the President, or by the Secretary. Notice of any special meeting of the Board of Directors shall be delivered personally or by telephone, electronic mail, facsimile transmission, United States mail or courier to each Director at his or her business or residence address. Notice by personal delivery, telephone, electronic mail or facsimile transmission shall be given at least 24 hours prior to the meeting. Notice by United States mail shall be given at least four days prior to the meeting. Notice by courier shall be given at least two days prior to the meeting. Telephone notice shall be deemed to be given when the Director or his or her agent is personally given such notice in a telephone call to which the Director or his or her agent is a party. Electronic mail notice shall be deemed to be given upon transmission of the message to the electronic mail address given to the corporation by the Director. Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the corporation by the Director and receipt of a completed answer-back indicating receipt. Notice by United States mail shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid. Notice by courier shall be deemed to be given when deposited with or delivered to a courier properly addressed. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Board of Directors need be stated in the notice, unless specifically required by statute or these Bylaws.

Section 8. Place of Meetings. The Directors may hold their meetings, and have one or more offices, and keep the books of the corporation outside the State of Maryland at any office or offices of the corporation, or at any other place as they from time to time by resolution may determine.

Section 9. Dispensing with Notice. The transaction of any meeting of the Board of Directors, however called and noticed or wherever held, shall be as valid as though had at a meeting duly held after regular call and notice if a quorum be present and if, either before or after the meeting, each of the Directors not present signs a written waiver of notice, a consent to holding the meeting or an approval of the minutes thereof. The waiver of notice or consent need not specify the purpose of the meeting. All such waivers, consents and approvals shall be filed with the corporate records or made a part of the minutes of the meeting. Notice of a meeting need not be given to any Director who attends the meeting.

Section 10. Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors, or any committee thereof, may be taken without a meeting if, prior to such action, a written consent thereto is signed by all members of the Board or of such committee, as the case may be, and such written consent is filed with the minutes of the proceedings of the Board of Directors or committee.

Section 11. Telephonic Meetings. Unless otherwise restricted by the Charter or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 12. Approval By Independent Directors. For all purposes, a transaction which is subject to approval by a majority of the Independent Directors shall be approved if such transaction is approved by a majority of the Directors present and entitled to vote at a meeting at which a quorum is present, provided that the Independent Directors voting to approve the transaction constitute an absolute majority of all independent Directors serving at such time.

Section 13. Duties of Independent Directors and/or Investment Committee. The Independent Directors and/or the Investment Committee of the corporation shall have the special duties described in this section.

(a) The Independent Directors and/or the Investment Committee shall supervise the relationship of the corporation with the Advisor and shall evaluate the capability and performance of the Advisor before entering into or renewing any advisory agreement (“Advisory Agreement”). The criteria used to evaluate the performance of the Advisor shall be set forth in the minutes of a meeting of the Board of Directors. The Independent Directors and/or the Investment Committee shall supervise the performance of the Advisor and the compensation paid to it by the corporation to determine that the provisions of any Advisory Agreement between the corporation and the Advisor are being carried out. The Independent Directors and/or the Investment Committee shall determine at least annually that the compensation which the corporation agrees to pay to the Advisor is reasonable in relation to the nature and the quality of services performed. In connection with the duties set forth in this subsection 13(a), the Independent Directors shall evaluate any competitive relationship among the Company, Beverly Enterprises and the Company’s officers and directors affiliated with Beverly Enterprises.

(b) The Independent Directors and/or the Investment Committee shall review the corporation’s investment policies at least annually to determine that the policies are being followed by the corporation and are in the best interests of its stockholders. The findings of the Independent Directors and/or the Investment Committee shall be set forth in the minutes of meetings of the Board of Directors. Such investment policies may be altered from time to time by the Board of Directors with the consent of a majority of the Independent Directors and/or the Investment Committee and without approval of the stockholders upon a determination that such a change is in the best interests of the corporation and the stockholders.

(c) The Independent Directors and/or the Investment Committee shall determine, from time to time, but at least annually, that the total fees and expenses of the corporation are reasonable in light of the investment experience of the corporation, its net assets, its net income, and the fees and expenses of other comparable advisers in real estate. The findings of the Independent Directors and/or the Investment Committee shall be set forth in the minutes of meetings of the Board of Directors.

(d) A majority of the Independent Directors must approve all matters in which a Beverly Enterprises related entity is involved, and must approve any acquisition from or sale to any director, officer or employee of the Company, or of the Advisor or any affiliate thereof, of any of the assets or other property of the Company.

Section 14. General Powers of Directors. The business and affairs of the corporation shall be managed under the direction of the Board of Directors. A director shall perform his duties as a Director, including his duties as a member of any Board committee: in good faith; in a manner he reasonably believes to be in the best interests of the corporation; and with the care that an ordinarily prudent person in a like position would use under similar circumstances. A Director may rely on any information, opinion, report or statement (including financial statements or other financial data) prepared or presented by: an officer or employee of the corporation whom the Director believes to be reliable and competent in the matters presented; a lawyer, certified public accountant, or other person, as to a matter which the Director reasonably believes to be within the person’s professional or expert competence; or a committee of the Board on which the Director does not serve, as to a matter within its designated authority, if the Director reasonably believes the committee to merit confidence; but a Director shall not be treated as acting in good faith if he has any knowledge concerning the matter in question which would cause such reliance to be unwarranted. The foregoing instances of permissible Director reliance are not exclusive, and Directors may rely upon other sources of information and advice whenever such reliance is reasonable in light of the duties of Directors under applicable law.

Section 15. Specific Powers of Directors. Without prejudice to such general powers, it hereby is expressly declared that the Directors shall have the following powers:

(1) To make and change regulations, not inconsistent with these Bylaws, for the management of the business and affairs of the corporation.

(2) To purchase or otherwise acquire for the corporation any property; rights or privileges which the corporation is authorized to acquire.

(3) To pay for any property purchased for the corporation, either wholly or partly in money, stock, bonds, debentures or other securities of the corporation.

(4) To borrow money and make and issue notes, bonds and other negotiable and transferable instruments, mortgages, deeds of trust and trust agreements, and to do every act and thing necessary to effectuate the same.

(5) To remove any officer for cause, or any officers, other than the President, summarily, without cause, and, in their discretion, from time to time to devolve the powers and duties of any officer upon any other person for the time being.

(6) To appoint and remove or suspend subordinate officer or agents as they may deem necessary, and to determine their duties, and to fix and from time to time to change their salaries or remuneration, and to require security as and when they think fit.

(7) To confer upon any officer of the corporation the power to appoint, remove and suspend subordinate officers and agents.

(8) To determine who shall be authorized, on behalf of the corporation, to make and sign bills, notes, acceptances, endorsements, contracts and other instruments.

(9) To determine who shall be entitled, in the name and on behalf of the corporation, to vote upon or to assign and transfer any shares of stock, bonds or other securities of other corporations held by this corporation.

(10) To delegate any of the powers of the Board, in relation to the ordinary business of the corporation, to any standing or special committee, or to any officer or agent (with power to sub-delegate), upon such terms as they deem fit.

(11) To call special meetings of the stockholders for any purpose or purposes.

(12) To appoint the accountants and attorneys for the corporation.

Section 16. Compensation. Directors shall receive a stated salary for their services as Directors and, by resolution of the Board, a fixed fee and expenses for attendance at each meeting. Directors may participate in stock option and restricted stock plans, and in retirement and other employee benefit plans of the corporation which specifically permit participation by Directors.

Nothing herein contained shall be construed to preclude any Director from serving the corporation in any other capacity as an officer, agent, or otherwise, and as to Independent Directors, receiving compensation therefor.

ARTICLE IV

COMMITTEES

Section 1. Appointments and Powers. The Board of Directors may, by resolution or resolutions passed by a majority of the whole Board, designate one or more committees consisting of one or more Directors. The Board of Directors may designate one or more Directors as alternate members of a committee who may replace any absent or disqualified member at any meeting of the committee. The committee, to the extent provided in said resolution or resolutions or in these Bylaws, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation and may have power to authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in these Bylaws or as may be determined from time to time by resolution adopted by the Board of Directors.

Section 2. Minutes. Committees shall keep regular minutes of their proceedings, and report the same to the Board of Directors when required.

Section 3. Audit Committee. The Audit Committee shall select and engage in behalf of the corporation, and fix the compensation of, a firm of certified public accountants whose duty it shall be to audit the books and accounts of the corporation and its subsidiaries for the fiscal year in which they are appointed, and who shall report to such Committee. The Audit Committee shall confer with the auditors and shall determine, and from time to time shall report to the Board of Directors upon the scope of the auditing of the books and accounts of the corporation and its subsidiaries. The Audit Committee shall also be responsible for determining that the business practices and conduct of employees and other representatives of the corporation and its subsidiaries comply with the policies and procedures of the corporation. None of the members of the Audit Committee shall be officers or employees of the corporation.

Section 4. Investment Committee. The Investment Committee shall consist solely of Independent Directors and shall have the power to approve real estate acquisition and other investments in the best interests of the corporation. The Investment Committee shall have such other powers as may be delegated by the Board of Directors from time to time. The Investment Committee shall also have the special duties described in Article III, Section 13.

Section 5. Committee Actions. Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Directors. Members of a committee may participate in meetings by means of conference telephone calls and may act by written consent to the same extent as the Board of Directors may do so. A majority of the members of a committee shall be required for committee action, except that a committee or the Board of Directors may delegate particular functions and responsibilities to a single committee member or other number of members constituting less than a majority of a committee.

ARTICLE V

OFFICERS

Section 1. Officers. The officers of the Company shall be elected each year at the first meeting of the Board of Directors after the annual meeting of stockholders; provided, however, that in the event of an uncontested election of directors, the officers of the Company may be elected at the meeting of the Board of Directors first preceding the annual meeting of stockholders. The Directors shall elect a Chairman, a Chief Executive Officer, a President, a Secretary and a Treasurer (who will be the Chief Financial Officer) and one or more Vice Presidents as they may deem proper. Any person may hold two or more offices.

Additional Vice Presidents and officers of lesser rank, but not the Treasurer or Secretary, may be elected by the President and Chief Executive Officer. The Board of Directors may appoint such other officers and agents as it may deem advisable, who shall hold office for such terms and shall exercise such powers and perform such duties as shall from time to time be determined by the Board of Directors.

Section 2. Chairman. The Chairman, if one be elected, shall preside at all meetings of the Board of Directors and stockholders, and he shall have and perform such other duties as from time to time may be assigned to him by the Board of Directors.

Section 3. Chief Executive Officer. The Chief Executive Officer shall have the general powers and duties of supervision and management usually vested in the office of Chief Executive Officer of a corporation. He shall have general supervision, direction and control of the business of the corporation. Except as the Board of Directors shall authorize the execution thereof in some other manner, he shall execute bonds, mortgages and other contracts on behalf of the corporation, and he shall cause the corporate seal to be affixed to any instrument requiring it, and when so affixed the seal shall be attested by the Secretary or Treasurer, or an Assistant Secretary or an Assistant Treasurer.

Section 4. President. The President shall have the general powers and duties of supervision and management usually vested in the office of President of a corporation. In the absence of the Chief Executive Officer, he shall have general supervision, direction and control of the business of the corporation. Except as the Board of Directors shall authorize the execution thereof in some other manner, he shall execute bonds, mortgages and other contracts on behalf of the corporation, and he shall cause the corporate seal to be affixed to any instrument requiring it, and when so affixed the seal shall be attested by the Secretary or Treasurer, or an Assistant Secretary or an Assistant Treasurer.

Section 5. Vice Presidents. Each Vice President shall have such powers and shall perform such duties as are usually vested in the office of Vice President of a corporation. Except as the Board of Directors shall authorize the execution thereof in some other manner, he shall execute bonds, mortgages and other contracts on behalf of the corporation, and he shall cause the corporate seal to be affixed to any instrument requiring it, and when so affixed the seal shall be attested by the Secretary or Treasurer, or an Assistant Secretary or an Assistant Treasurer.

Section 6. Secretary. The Secretary shall give, or cause to be given, notice of all meetings of stockholders and Directors, and all other notices required by law or by these Bylaws, and, in case of his absence or refusal or neglect so to do, any such notice may be given by any person thereunto directed by the Chairman, the Chief Executive Officer, the President, the Board of Directors, or the stockholders, upon whose requisition the meeting is called as provided in these Bylaws. He shall record all proceedings of meetings of the stockholders and of the Board of Directors in a book to be kept for that purpose, and shall perform such other duties as may be assigned to him by the directors or the President. He shall have custody of the corporate seal, and shall affix said seal to all instruments requiring it, when authorized by the Board of Directors or the President, and shall attest the same.

Section 7. Treasurer. The Treasurer shall have the custody of the corporate funds and securities, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation. He shall deposit all monies and other valuables in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall be the Chief Financial Officer of the corporation.

The Treasurer shall disburse the funds of the corporation as may be ordered by the Board of Directors or the President, taking proper vouchers for such disbursements. He shall render to the President and the Board of Directors, at the regular meetings of the Board, or whenever they may request it, an accounting of all his transactions as Treasurer, and of the financial condition of the corporation.

If required by the Board of Directors, he shall give the corporation a bond for the faithful discharge of his duties, in such amount and with such surety as the Board shall prescribe.

Section 8. Assistant Officers. Assistant Secretaries, Assistant Treasurers, and Assistant Chief Financial Officers, if any, shall be appointed by the Chief Executive Officer, the President or a Vice President and shall have such powers and shall perform such duties as shall be assigned to them, respectively, by the Secretary, Treasurer, and the Chief Financial Officer.

ARTICLE VI

RESIGNATIONS; FILLING OF VACANCIES: INCREASE IN NUMBER OF DIRECTORS;

REMOVAL FROM OFFICE

Section 1. Resignations. Any Director, member of a committee, or other officer may resign at any time. Such resignation shall be made in writing, and shall take effect at the time specified therein, and, if no time be specified, at the time of its receipt by the Board of Directors, the President or the Secretary. The acceptance of a resignation shall not be necessary to make it effective.

Section 2. Filling of Vacancies. If the office of any Director becomes vacant (otherwise than by reason of an increase in the number of Directors), the remaining Directors in office, although less than a quorum, may appoint, by a majority vote, any person to fill such vacancy, who shall hold office for the unexpired term of his predecessor, and until his successor is elected and shall have qualified. Any vacancy on the Board of Directors occurring by reason of an increase in the number of Directors may be filled by action of a majority of the entire Board, for a term of office continuing until the next election by the stockholders of Directors within the group to which the new Director is appointed and until his successor is elected and shall have qualified. Independent Directors shall fill vacancies among the Independent Directors’ positions. In order to implement this requirement, in addition to the vote required above, the appointment by Directors of a person to fill a vacancy in the position of an Independent Director shall require approval by a majority of the remaining Independent Directors (which may be less than a quorum). Each Independent Director shall hold office for the unexpired term of his predecessor, and until his successor is elected and qualified.

Any officer or agent, or member of a committee elected or appointed by the Board of Directors, may be removed by said Board whenever, in its judgment, the best interests of the corporation shall be served thereby.

ARTICLE VII

CAPITAL STOCK

Section 1. Certificates of Stock. The Board of Directors may determine that holders of stock of any class of the corporation shall not be entitled to certificates representing their shares of stock. Otherwise, certificates of stock, numbered, and with the seal of the corporation affixed, signed by the Chairman, the Chief Executive Officer, the President or a Vice President, and the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer, shall be issued to each stockholder, certifying to the number of shares owned by him in the corporation. Whenever any certificate is countersigned, or otherwise authenticated by a transfer agent or registrar, the signatures of such Chairman, Chief Executive Officer, President or Vice President, Secretary, Assistant Secretary, Treasurer or Assistant Treasurer may be facsimiles.

In case any officer who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer at the date of its issue. The certificate shall contain on the face or back a full statement or summary of the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of each class of stock and, as to any preferred or special class in series, the differences in the relative rights and preferences between the shares of each series to the extent they have been set and the authority of the Board of directors to set the relative rights and preferences of subsequent series. In lieu of such statement or summary, the certificate may state that the corporation will furnish a full statement of such information to any stockholder upon request and without charge. If any class of stock is restricted by the corporation as to transferability, the certificate shall contain a full statement of the restriction or state that the corporation will furnish information about the restrictions to the stockholder on request and without charge. In the case of any shares of stock authorized for issuance by the Board of Directors without certificates, at the time of issue or transfer of such shares, the corporation shall send to the holders of such shares a written statement of the above information that would be required to appear on certificates if the shares were represented by certificates.

Section 2. Lost Certificates. A new certificate of stock may be issued in place of any certificate theretofore issued by the corporation and alleged to have been lost or destroyed, and the Directors may, at their discretion, request the owner of the lost or destroyed certificate, or his legal representative, to give the corporation a bond, in such sum as they may direct, but not exceeding double the value of the stock, to indemnify the corporation against any claim that may be made against it on account of the alleged loss of any such certificate.

Section 3. Transfer of Shares. Subject to the restrictions that may be contained in the Charter or the Bylaws, the shares of stock of the corporation shall be transferable only upon its books by the holders thereof in person or by their duly authorized representatives.

The corporation shall be entitled to treat the holder of record of any share of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Maryland.

Notwithstanding the foregoing, transfers of shares of any class of stock will be subject in all respects to the Charter and Bylaws of the corporation and all of the terms and conditions contained therein.

Section 4. Dividends. Subject to the provisions of the Charter and the laws of the State of Maryland, the Board of Directors may, at any regular or special meeting, declare dividends or other distributions upon the capital stock of the corporation, as and when they may deem expedient.

Section 5. Closing of Transfer Books or Fixing of Record Date. The Board of Directors may set, in advance, a record date for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or determining stockholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of stockholders for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than 90 days and, in the case of a meeting of stockholders, not less than ten days, before the date on which the meeting or particular action requiring such determination of stockholders of record is to be held or taken.

In lieu of fixing a record date, the Board of Directors may provide that the stock transfer books shall be closed for a stated period but not longer than 20 days. If the stock transfer books are closed for the purpose of determining stockholders entitled to notice of or to vote at a meeting of stockholders, such books shall be closed for at least ten days before the date of such meeting.

If no record date is fixed and the stock transfer books are not closed for the determination of stockholders, (a) the record date for the determination of stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day on which the notice of meeting is mailed or the 30th day before the meeting, whichever is the closer date to the meeting; and (b) the record date for the determination of stockholders entitled to receive payment of a dividend or an allotment of any other rights shall be the close of business on the day on which the resolution of the directors, declaring the dividend or allotment of rights, is adopted.

When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this section, such determination shall apply to any adjournment thereof, except when (i) the determination has been made through the closing of the transfer books and the stated period of closing has expired or (ii) the meeting is adjourned to a date more than 120 days after the record date fixed for the original meeting, in either of which case a new record date shall be determined as set forth herein.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 1. Corporate Seal. The Board of Directors shall adopt a common seal of the corporation. Said seal shall be circular in form and shall contain the name of the corporation, Nationwide Health Properties, Inc., the date of its organization, and the words: “Incorporated-Maryland.” It may be used by causing it or a facsimile thereof to be impressed, affixed, or otherwise reproduced.

Section 2. Fiscal Year. The fiscal year of the corporation shall end on the 31st day of December of each calendar year.

Section 3. Checks, Drafts, Notes. All checks, drafts, or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation, shall be signed by such officer or officers, agent or agents of the corporation, and in such manner as from time to time shall be determined by resolution of the Board of Directors.

Section 4. Corporate Records. The corporation shall keep correct and complete books of account and minutes of the proceedings of its stockholders and Directors.

The corporation shall keep and maintain at its principal offices a certified copy of its Charter and all amendments thereto, a certified copy of its Bylaws and all amendments thereto, a stock ledger or duplicate stock ledger, revised annually, containing the names, alphabetically arranged, of all stockholders, their residence addresses, and the number of shares held by them, respectively. In lieu of the stock ledger or duplicate stock ledger, a statement may be filed in the principal office stating the name of the custodian of the stock ledger or duplicate stock ledger, and the present and complete post office address (including street and number, if any) where such stock ledger or duplicate stock ledger is kept.

The Independent Directors shall take all reasonable steps to assure that a full and correct annual statement of the affairs of the corporation is prepared annually, including a balance sheet and a financial statement of operations for the preceding fiscal year which shall be certified by independent certified public accountants, and distributed to stockholders within 120 days after the close of the corporation’s fiscal year and a reasonable period of time prior to the annual meeting of stockholders. Such annual statement shall also be submitted at the annual meeting and shall be filed within twenty (20) days thereafter at the principal office of the corporation. The Independent Directors shall also be responsible for scheduling the annual meeting of stockholders.

Section 5. Notice and Waiver of Notice. Whenever, pursuant to the laws of the State of Maryland or these Bylaws, any notice is required to be given, personal notice is not meant unless expressly so stated, and any notice so required shall be deemed to be sufficient if given by depositing the same in the United States mail, postage prepaid, addressed to the person entitled thereto at his address as it appears on the records of the corporation, and such notice shall be deemed to have been given on the day of such mailing. Stockholders not entitled to vote shall not be entitled to receive notice of any meetings except as otherwise provided by statute.

Any notice required to be given may be waived, in writing by the person or persons entitled thereto, whether before or after the time stated therein.

Section 6. Inspectors. The Board of Directors may, in advance of any meeting of stockholders, appoint one or more inspectors to act at such meeting or any adjournment thereof. If the inspectors shall not be so appointed or if any of them shall fail to appear or act, the chairman of the meeting may, and on the request of any stockholder entitled to vote thereat shall, appoint inspectors. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath to execute faithfully the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspectors shall determine the number of shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the chairman of the meeting or any stockholder entitled to vote thereat, the inspectors shall make a report in writing of any challenge, request or matter determined by them and shall execute a certificate of any fact found by them. No Director or candidate for the office of Director shall act as inspector of an election of Directors. Inspectors need not be stockholders.

Section 7. Applicability of Maryland Control Share Acquisition Act. The voting rights of any shares of stock of the corporation that are acquired by Cohen & Steers Capital Management, Inc. and/or its associates shall be exempt from, and not subject to, the provisions of Title 3, Subtitle 7 (the Maryland Control Share Acquisition Act) of the Maryland General Corporation Law, including but not limited to Section 3-702. As used in this Bylaw provision, the term “associate” shall have the meaning ascribed to it in the Maryland Control Share Acquisition Act.

ARTICLE IX

AMENDMENTS TO BYLAWS

Section 1. Amendment of Shareholders. New Bylaws may be adopted or these Bylaws may be amended or repealed by the vote or written consent of holders of a majority of the outstanding shares entitled to vote.

Section 2. Amendment by Directors. Subject to the right of the shareholders as provided in Section 1 of this Article IX, to adopt, amend, or repeal Bylaws, Bylaws may be adopted, amended, or repealed by the Board of Directors; provided, however, that the provisions of Sections 2, 12 and 13 of Article III and of Section 4 of Article IV with respect to Independent Directors may not be amended by the Board of Directors, and provided further that the Board of Directors may adopt an amendment of a Bylaw changing the authorized number of directors only within the limits specified in the Articles of Incorporation or in Section 1 of Article III of these Bylaws.

ARTICLE X

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 1. Indemnification. To the maximum extent permitted by Maryland law in effect from time to time, the corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the corporation and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the corporation and at the request of the corporation, serves or has served as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. The corporation may, with the approval of its Board of Directors or any duly authorized committee thereof, provide such indemnification and advance for expenses to a person who served a predecessor of the corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the corporation or a predecessor of the corporation.

Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Bylaws or Charter of the corporation inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Section 2. Provisions Not Exclusive. This Article shall not be construed as a limitation upon the power of the corporation to enter into contracts or undertakings of indemnity with a director, officer, employee or agent of the corporation, nor shall it be construed as a limitation upon any other rights to which a person seeking indemnification or payment of expenses may be entitled under the Charter, any Bylaw, statute, regulation insurance, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions in his official capacity and as to action in another capacity while holding office.

ARTICLE XI

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 1. Purpose. The corporation’s Charter contains provisions restricting certain transfers and ownership of shares of the corporation’s capital stock (“Capital Stock”), for the purpose of preserving the corporation’s status as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”). In furtherance of that purpose, this Article XI, under Section 2-110 of the Maryland General Corporation Law, contains additional provisions supplementing the Charter, to facilitate implementation of the requirements of the Charter and to provide additional remedies for violations of the restrictions and ownership limitations of the Charter. Nothing contained in this Article XI shall deprive the corporation of any right or remedy provided for in the Charter.

Section 2. Definitions. For the purpose of this Article XI, the following terms shall have the meanings set forth herein. Unless the context otherwise requires, references herein to a “Section” or “Sections” are references to the numbered Sections of this Article XI.

Aggregate Stock Ownership Limit. The term “Aggregate Stock Ownership Limit” shall mean not more than 9.9 percent of the outstanding shares of all classes of Capital Stock of the corporation, and shall be construed to be not more than 9.9 percent in value or number of shares, whichever is more restrictive.

Beneficial Ownership. The term “Beneficial Ownership” shall have the meaning specified in Section 2(ii) and Section 4 of Article V of the Charter. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings. “Beneficial Ownership” shall be construed to include Constructive Ownership and REIT-Beneficial Ownership (as those terms are defined herein) and to include ownership determined under principles of Section 856(a)(5) of the Code, to the full extent that such construction fosters compliance with requirements of the Code for preserving REIT status and does not conflict with the Charter; and to that extent the term “Beneficially Own” shall include Constructively Own, REIT-Beneficially Own and ownership determined under principles of Section 856(a)(5) of the Code, the term “Beneficially Owned’ shall include Constructively Owned, REIT-Beneficially Owned and ownership determined under principles of Section 856(a)(5) of the Code, and the term “Beneficial Owner” shall include Constructive Owner, REIT-Beneficial Owner and a Person who has ownership determined under principles of Section 856(a)(5) of the Code.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Capital Stock. The term “Capital Stock” shall mean all classes or series of stock of the corporation, including, without limitation, common stock and preferred stock.

Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of a Trust as determined pursuant to Section 4.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Excepted Holder. The term “Excepted Holder” shall mean a Person for whom an Excepted Holder Limit is created pursuant to Section 3.7.

Excepted Holder Limit. The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 3.7, the percentage limit established by the Board of Directors pursuant to Section 3.7.

Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the fair market value of the shares reflected (as set forth in Section 4(iii) of Article V of the Charter) in the closing sales price for such shares, if then listed on a national securities exchange, or the average of the closing sales prices for such shares if then listed on more than one national securities exchange, or if such shares are not then listed on a national securities exchange, the latest bid quotation for such shares if then traded over-the-counter, on the last Business Day immediately preceding the day on which notices of acquisition by the corporation are sent (or on such other date as is provided for in Sections 4.4 and 4.5), or, if such closing sales prices or quotations are not available, then the Market Price shall be equal to the net asset value of such shares as determined by the Board of Directors in accordance with the provisions of applicable law.

NYSE. The term “NYSE” shall mean the New York Stock Exchange.

Person. The term “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act, and a group to which an Excepted Holder Limit applies.

Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 3.1, would Beneficially Own shares of Capital Stock in violation of Section 3.1(a), and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

REIT. The term “REIT” shall mean a real estate investment trust within the meaning of Section 856 of the Code.

REIT-Beneficial Ownership. The term “REIT-Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “REIT-Beneficial Owner,” “REIT-Beneficially Own” and “REIT-Beneficially Owned” shall have the correlative meanings.

Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day on which the corporation determines that it is no longer in the best interests of the corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the corporation to qualify as a REIT.

Transfer. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership of Capital Stock or the right to vote or receive dividends on Capital Stock, or any agreement to take any such actions or cause any such events, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Trust. The term “Trust” shall mean any trust provided for in Section 4.

Trustee. The term “Trustee” shall mean a Person unaffiliated with the corporation and a Prohibited Owner, that is appointed by the corporation to serve as trustee of the Trust.

Voting Stock. The term “Voting Stock” shall mean voting stock of the corporation, as defined in Section 2(v) of Article V of the Charter.

Voting Stock Ownership Limit. The term “Voting Stock Ownership Limit” shall mean not more than 9.9 percent of the outstanding shares of Voting Stock, and shall be construed to be not more than 9.9 percent in value or number of shares, whichever is more restrictive.

Section 3. Capital Stock.

Section 3.1 Ownership Limitations. During the period prior to a Restriction Termination Date:

(a) Basic Restrictions.

(i) (1) No Person, other than an Excepted Holder, shall Beneficially Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own shares of Voting Stock in excess of the Voting Stock Ownership Limit and (3) no Excepted Holder shall Beneficially Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(ii) No Person shall Beneficially Own shares of Capital Stock to the extent that such Beneficial Ownership of Capital Stock would result in the corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT.

(iii) No Person shall Transfer shares of Capital Stock to the extent such Transfer would result in the Capital Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code), and any such attempted Transfer shall be void ab initio.

(iv) No Person shall Beneficially Own shares of Capital Stock to the extent such Beneficial Ownership would cause the corporation to Constructively Own ten percent (10%) or more of the ownership interests in a tenant of the corporation’s real property, within the meaning of Section 856(d)(2)(B) of the Code.

(b) Transfer in Trust. If any Transfer of shares of Capital Stock occurs that, if effective, would result in any Person Beneficially Owning shares of Capital Stock in violation of Section 3.1(a)(i), (ii) or (iv),

(i) then that number of shares of the Capital Stock the Beneficial Ownership of which otherwise would cause such Person to violate Section 3.1(a)(i), (ii) or (iv) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 4, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

(ii) if the transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 3.1(a)(i), (ii) or (iv), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 3.1(a)(i), (ii) or (iv) (rounded up to the nearest whole share) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

Section 3.2. Remedies for Breach. If the Board of Directors of the corporation or any duly authorized committee thereof shall at any time determine in good faith that a Transfer has taken place that results in a violation of Section 3.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership in violation of Section 3.1 (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable pursuant to Section 4 of Article V of the Charter to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the corporation to redeem and purchase shares, refusing to give effect to such Transfer on the books of the corporation or instituting proceedings to enjoin such Transfer; provided, however, that any Transfer or attempted Transfer in violation of Section 3.1 shall automatically result in the transfer to the Trust described above, or, where applicable, such Transfer or attempted Transfer shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof. In any case in which a Person holds or purports to hold shares of Capital Stock resulting in a violation of any provision of Section 3.1(a), the corporation shall have the right and option to redeem and purchase such shares at the Market Price, in the same manner and upon the same terms, conditions and procedures as are provided for in Section 4 of Article V of the Charter for the call and repurchase by the corporation of shares held in excess of the limit provided for in Section 4 of Article V of the Charter.

Section 3.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership of shares of Capital Stock following a purported Transfer that was void ab initio or that will or may violate Section 3.1(a) or any Person who would have owned shares of Capital Stock following a purported Transfer that was void ab initio or that resulted in a transfer to the Trust pursuant to the provisions of Section 3.1(b) shall immediately give written notice to the corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the corporation such other information as the corporation may request in order to determine the effect, if any, of such Transfer on the corporation’s status as a REIT.

Section 3.4 Owners Required To Provide Information. During the period prior to a Restriction Termination Date:

(a) every owner of one percent or more (or such lower or other percentage as required by the Code or the Treasury Regulations promulgated thereunder) in value of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the corporation stating the name and address of such owner, the number of shares of Capital Stock and other shares of the Capital Stock that are REIT-Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the corporation such additional information as the corporation may request in order to determine the effect, if any, of such REIT-Beneficial Ownership on the corporation’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit and the Voting Stock Ownership Limit; and

(b) each Person who is a Beneficial Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial Owner shall provide to the corporation such information as the corporation may request, in good faith, in order to determine the corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Aggregate Stock Ownership Limit, the Voting Stock Ownership Limit and the Excepted Holder Limit, if any.

Section 3.5 Remedies Not Limited. Nothing contained in this Section 3 shall limit the authority of the Board of Directors of the corporation to take such other action as it deems necessary or advisable to protect the corporation and the interests of its stockholders in preserving the corporation’s status as a REIT, including any remedy set forth in the Charter.

Section 3.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 3, Section 4, or any definition contained in Section 2, the Board of Directors of the corporation shall have the power to determine the application of the provisions of this Section 3 or Section 4 or any such definition with respect to any situation based on the facts known to it. In the event Section 3 or 4 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 2, 3 or 4. Absent a decision to the contrary by the Board of Directors (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 3.2) acquired Beneficial Ownership of Capital Stock in violation of Section 3.1, such remedies (as applicable) shall apply first to the shares of Capital Stock which, but for such remedies, would have been Beneficially Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Capital Stock based upon the relative number of the shares of Capital Stock held by each such Person.

Section 3.7 Exceptions.

(a) Subject to Section 3.1(a)(ii), (iii) and (iv), the Board of Directors of the corporation, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Aggregate Stock Ownership Limit and the Voting Stock Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:

(i) the Board of Directors obtains such representations, covenants and undertakings as the Board of Directors may deem appropriate in order to conclude that granting the exemption and/or establishing or increasing the Excepted Holder Limit, as the case may be, will not cause the corporation to lose its status as a REIT;

(ii) such Person does not and represents that it will not Constructively Own an interest in a tenant of the corporation (or a tenant of any entity owned or controlled by the corporation) that would cause the corporation to Constructively Own more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the

Code) in such tenant and the Board of Directors obtains such representations, covenants and undertakings as the Board of Directors may deem appropriate to ascertain this fact (for this purpose, a tenant from whom the corporation (or an entity owned or controlled by the corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors of the corporation, rent from such tenant would not adversely affect the corporation’s ability to qualify as a REIT shall not be treated as a tenant of the corporation); and

(iii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action that is contrary to the restrictions contained in Sections 3.1 through 3.6) will result in such shares of Capital Stock being automatically transferred to a Trust in accordance with Sections 3.1(b) and 4.

(b) Prior to granting any exemption pursuant to Section 3.7(a) or establishing or increasing any Excepted Holder Limit, the Board of Directors of the corporation may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the corporation will not lose its status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exemption or establishing or increasing any Excepted Holder Limit.

(c) Subject to Section 3.1(a)(ii), an underwriter that participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock Ownership Limit, the Voting Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering or private placement and provided that the restrictions contained in Section 3.1(a) will not be violated following the distribution by such underwriter, placement agent or initial purchaser of such shares of Capital Stock.

(d) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the representations, covenants and undertakings obtained by the Board of Directors, and/or the conditions or restrictions imposed by the Board of Directors and/or the terms and conditions of any agreements entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Voting Stock Ownership Limit.

(e) Any action by the Board of Directors to exempt any Person from an ownership limit or to increase any Excepted Holder Limit shall be taken only by unanimous vote or written consent. Any ownership limit exemption granted prior to the adoption of this Article XI shall remain in effect unless changed by the Board of Directors pursuant to this Section 3.7.

Section 3.8 Increase in Aggregate Stock Ownership and Voting Stock Ownership Limits. Subject to Section 3.1(a)(ii), the Board of Directors may from time to time increase or decrease the Voting Stock Ownership Limit and the Aggregate Stock Ownership Limit; provided, however, that the decreased Voting Stock Ownership Limit and/or Aggregate Stock Ownership Limit will not be effective for any Person whose percentage ownership of Capital Stock is in excess of such decreased Voting Stock Ownership Limit and/or Aggregate Stock Ownership Limit until such time as such Person’s percentage of Capital Stock equals or falls below the decreased Voting Stock Ownership Limit and/or Aggregate Stock Ownership Limit, but any further acquisition of stock in excess of such percentage ownership of stock will be in violation of the Voting Stock Ownership Limit and/or Aggregate Stock Ownership Limit and, provided further, that the new Voting Stock Ownership Limit and/or Aggregate Stock Ownership Limit would not allow five or fewer Individuals to REIT-Beneficially Own more than 49.9% in value of the outstanding Capital Stock.

Section 3.9 Legend. Each certificate for shares of Capital Stock issued after the effectiveness of this Article XI shall bear substantially the following legend:

REIT RESTRICTIONS ON OWNERSHIP AND TRANSFER OF CAPITAL STOCK

Shares represented by this certificate are subject to Charter and Bylaw restrictions designed to preserve the corporation’s status as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (“Code”). The restrictions prohibit and can render void beneficial ownership by any person of more than 9.9 percent of the number or value of all outstanding shares, or of all outstanding voting shares; no person may acquire beneficial ownership of shares that would cause the corporation to be “closely held” or transfer shares resulting in capital stock of the corporation being held by fewer than 100 persons under the Code; no person may have ownership of shares causing the corporation to constructively own 10 percent or more of the ownership interests in a tenant of the corporation’s real property under the Code. Shares purportedly held in violation of limits may be automatically transferred to a charitable trust. In addition, the corporation may exercise other remedies, including redemption of the shares, and may act to prevent violations. Persons attempting to violate limits must so notify the corporation. Holders of at least certain specified amounts of the value of the outstanding capital stock must report such ownership to the corporation annually. Other holders must provide information to the corporation upon request, to enable determination as to compliance with the REIT requirements and restrictions. The relevant Charter and Bylaw provisions will be provided to any holder of capital stock on request and without charge. Requests should be made to the Secretary at the corporation’s principal office.

Instead of the foregoing legend, the certificate may state that the corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

Section 4. Transfer of Capital Stock in Trust.

Section 4.1 Ownership in Trust. Upon any purported Transfer described in Section 3.1(b) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer that results in the transfer to the Trust pursuant to Section 3.1(b). The Trustee shall be appointed by the corporation and shall be a Person unaffiliated with the corporation and each Prohibited Owner. Each Charitable Beneficiary shall be designated by the corporation as provided in Section 4.6.

Section 4.2 Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock of the corporation. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in the Trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

Section 4.3 Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid to a Prohibited

Owner prior to the discovery by the corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the Prohibited Owner to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article XI, until the corporation has received notification that shares of Capital Stock have been transferred into a Trust, the corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

Section 4.4 Sale of Shares by Trustee. Within 20 days of receiving notice from the corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 3.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 4.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares as defined in Section 1 but calculated as of the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions that have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 4.3. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 4.4, such excess shall be paid to the Trustee upon demand.

Section 4.5 Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price as defined in Section 1 but calculated as of the time of such devise or gift) and (ii) the Market Price as defined in Section 1 but calculated as of the date the corporation, or its designee, accepts such offer. The corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 4.3. The corporation may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 4.4. Upon such a sale to the corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and any dividends or distributions held by the Trustee shall be paid to the Charitable Beneficiary.

Section 4.6 Designation of Charitable Beneficiaries. By written notice to the Trustee, the corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 3.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Section 5. NYSE Transactions. Nothing in this Article XI shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article XI and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article XI.

Section 6. Enforcement. The corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article XI.

Section 7. Non-Waiver. No delay or failure on the part of the corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

Section 8. Severability. If any provision of this Article XI or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

Section 9. REIT Qualification. For so long as the corporation elects to qualify as a REIT, the corporation shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve its status as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the corporation’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors may also determine that compliance with any restrictions or limitations on stock ownership and transfers set forth in this Article XI is no longer required for REIT qualification.